Exhibit 10(j)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

          This AGREEMENT, entered into as of December 4, 2008 (the “Agreement”), by and between Enzo Biochem, Inc., a New York corporation, with its principal office at 60 Executive Blvd, Farmingdale, NY 11735 (the “Company”), and Barry W. Weiner, residing at 69 Fifth Avenue, New York, New York 10003 (the “Executive”).

W I T N E S S E T H :

          WHEREAS, the Executive is currently employed by the Company pursuant to an agreement dated May 4, 1994 (as heretofor amended, the “Existing Employment Agreement”);

          WHEREAS, the Company recognizes that the Executive has made substantial contributions to the growth and success of the Company and desires to assure the Company of the Executive’s continued service;

          WHEREAS, the Executive is willing to continue to perform services for the Company; and

          WHEREAS, the Company and the Executive desire to restate and make certain changes in the Existing Employment Agreement, including, without limitation, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”).

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. EMPLOYMENT

          1.1. Capacity; Duties. (a) The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to accept continued employment with the Company and agrees to serve, upon the terms and conditions herein contained, as the Company’s President and Chief Financial Officer or such more senior position as the Executive is elected to by the Board of Directors of the Company (the “Board”). In such capacity, the Executive shall perform such duties and functions, consistent with his status as a senior executive officer of the Company, as may be assigned by the Board or the Chief Executive Officer of the Company, provided that, such duties and functions shall not be lesser in prestige or responsibility than those currently being performed by the Executive. During the Employment Term, as defined in Section 1.2 below, the Executive shall devote his best efforts, energies, skills and attention to the business and affairs of the Company. During the Employment Term, the Executive shall devote substantially all of his business time to the Company, but the foregoing shall not limit his right to be involved in other for-profit, civic or charitable activities, provided that such activities do not materially interfere with his providing of his services hereunder.

                 (b) The Executive, without additional compensation and subject to (a) above and the other terms of this Agreement, shall also serve, if so requested by the Board, in senior management capacities of Subsidiaries of the Company. “Subsidiary” shall mean any entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities generally entitled to vote for the election of directors.

          1.2. (a) Except for earlier termination as provided in Section 4 hereof, the Executive’s employment under this Agreement (the “Employment Term”) shall be for an initial term beginning on the date hereof and ending on September 30, 2011 (the “Initial Term”). The Employment Term shall be automatically renewed for successive additional terms of two (2) years each (each an “Additional Term”), unless either party hereto gives written notice to the other at least one hundred eighty (180) days prior to the expiration of the Initial Term or the then Additional Term, as the case may be, of such party’s intention to terminate the Executive’s employment hereunder at the end of such Initial Term or such Additional Term and not renew it.

                 (b) Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any “Subsidiary” and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having at least 30% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction), or (iii) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 1.2(c) unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as an executive, director or shareholder of the Company.

2. COMPENSATION

          2.1. Base Salary. As compensation for the Executive’s employment hereunder, the Executive shall be entitled to receive a base salary at a rate of $460,131 per annum payable (and subject to withholding) in accordance with the Company’s normal payroll practices from time to time in effect. The base salary may be increased, but not decreased, from time to time at the discretion of the Board. (The base salary as increased from time to time being hereinafter referred to as the “Base Salary.”)

          2.2. Bonus. The Executive shall be entitled to receive, in addition to his Base Salary, an annual bonus in an amount determined in good faith by the Board or, if the Board adopts any incentive plan, bonuses in accordance with such plan (the “Bonus”). Such Bonus shall be paid to the Executive no later than the later of (i) the 15th day of the third month following the end of the Executive’s taxable year in which the Bonus is earned or (ii) the 15th day of the third month following the end of the Company’s fiscal year in which the Bonus is earned (the “Short Term Deferral Date”).

          2.3. Additional Compensation. Nothing contained herein shall limit or otherwise restrict the Company’s Board from granting, or the Executive’s eligibility to receive, either additional increases in his Base Salary or additional bonuses, all on terms specified by the Board, or for the Executive to be awarded additional stock options.

3. BENEFITS, EXPENSES AND ALL OTHER COMPENSATION

          3.1. Benefits. During the Employment Term the Executive shall be entitled to participate, to the extent eligible thereunder and at the expense of the Company, if appropriate, in all benefit plans and programs, in accordance with the terms thereof, as are generally provided from time to time during the Employment Term by the Company to its senior executive employees, including without limitation any life insurance, medical insurance, disability, pension, savings, incentive, retirement, stock option and other plans and programs of the Company.

          3.2. Fringe Benefits. During the Employment Term the Executive shall be entitled to such fringe benefits as provided from time to time by the Company to senior executive employees. To the extent applicable payments shall be in compliance with Section 9 below.

          3.3. Vacation. During the Employment Term, the Executive shall be entitled to a vacation each year in accordance with the Company’s policies thereon in effect from time to time, but in no event less than six (6) weeks per calendar year (prorated for any partial calendar year during the Employment Term).

          3.4. Expenses. Subject to terms of Section 9 below, the Company shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive during the Employment Term in furtherance of his duties under this Agreement, including but not limited to expenses for promoting the business of the Company, upon the presentation by the Executive of reasonable evidence thereof.

          3.5. Life Insurance.

                    (a) During the Employment Term, the Company either under its group term life insurance plan or otherwise, but in any event at no cost to the Executive (other than taxes with regard to any taxable amount), shall maintain life insurance on the life of the Executive for the benefit of Executive’s designated beneficiaries in an amount at least equal to that currently maintained. All such premiums shall be paid annually prior to the Short Term Deferral Date

                    (b) However, in lieu of the split dollar life insurance arrangement, the Executive shall be provided with the value of the benefit attributed to the life insurance in the Executive’s annual compensation. To the extent permitted under the terms of the Company’s deferred compensation plan the annual value of the benefit to be payable as compensation from the terminated life insurance benefit shall be eligible to be deferred under said deferred compensation plan which shall be maintained by the Company for the Executive.

          3.6. Long Term Disability.

                    (a) During the Employment Term, the Company shall maintain long term disability coverage for the Executive under a plan no less favorable to the Executive than that currently maintained (the “Long Term Disability Plan”). All such premiums shall be paid annually prior to the Short Term Deferral Date

                    (b) However, lieu of supplemental disability insurance, the Executive shall be provided with the value of the benefit attributed to the disability insurance in the Executive’s annual compensation. To the extent permitted under the terms of the Company’s deferred compensation plan, the annual value of the benefit payable as compensation from the terminated disability benefit shall be eligible to be deferred under the Company’s deferred compensation plan which shall be maintained by the Company for the Executive.

          3.7. Indemnification. During the Employment Term and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any bona fide claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Company’s Certificate of Incorporation or By-laws or otherwise.

          3.8. Stock Option and Restricted Stock Plans. To the extent permitted under the terms of the applicable stock option or restricted stock plan, if any stock option or restricted stock unit shall be payable as annual compensation, the amounts shall be eligible to be deferred under the Company’s deferred compensation plan subject to applicable vesting schedules required for such compensation from the restricted stock plan.

4. TERMINATION

          4.1. Termination of Employment. The employment of the Executive shall terminate prior to the expiration of the Employment Term specified in Section 1.2 hereof upon the occurrence of any of the following events prior to such time:

                    (a) the death of the Executive;

                    (b) the termination of the Executive’s employment by the Company due to the Executive’s Disability pursuant to Section 4.2 hereof;

                    (c) the termination of the Executive’s employment by the Company for. Cause pursuant to Section 4.5;

                    (d) the termination of the Executive’s employment by the Company without Cause upon ninety (90) days’ prior written notice;

                    (e) the termination of the Executive’s employment by the Executive for Good Reason pursuant to Section 4.3 hereof; or

                    (f) the termination of the Executive’s employment by the Executive without Good Reason.

          4.2. Disability. (a) If, by reason of physical or mental disability, the Executive is (i) unable to carry out the material duties he has assumed pursuant to this Agreement for more than one hundred eighty (180) days in any twelve (12) month period, (ii) the Executive is eligible to receive current benefits under the Company’s Long Term Disability Plan and (iii) if a Change of Control of the Company has occurred prior to (i) and (ii) being satisfied, such disability is likely to totally and permanently prevent the Executive from performing his material duties hereunder (“Disability”), the Company may terminate the Executive’s services hereunder by a Notice of Disability Termination given in accordance with (b) below. During any period of disability prior to such termination the Executive shall continue to receive all compensation and other benefits provided herein as if he had not been disabled, at the time, in the amounts and in the manner provided herein, provided that the Company shall be entitled to a credit against such amounts with regard to the amount, if any, paid to the Executive under the Long Term Disability Plan for such period on a period matching basis. Notwithstanding the foregoing, in the event (as a result of the Executive’s incapacity due to physical or mental illness), the Executive incurs a separation from service pursuant to Code Section 409A, the Employee’s employment shall immediately terminate for Disability.

                    (b) In the event a dispute arises between the Executive and the Company concerning the Executive’s physical or mental ability to continue or return to the performance of his duties as aforesaid or as to whether such disability is likely to totally and permanently prevent the Executive from performing his material duties, the Executive shall submit to examination by a competent physician mutually agreeable to both parties or, if the parties are unable to agree, by a physician appointed by the President of the Association of the Bar of the City of New York, and such physician’s opinion shall be final and binding.

                    (c) Notwithstanding anything in this Agreement to the contrary, the Executive’s right to terminate the Executive’s employment for Good Reason or voluntarily pursuant to Section 5.5 hereof shall not be affected by the Executive’s incapacity due to physical or mental illness.

                    (d) For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 4.2 and which shall have been authorized by a vote of at least three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board).

          4.3. Termination for Good Reason. A Termination for Good Reason means a termination by the Executive by written notice given within one hundred twenty (120) days after the occurrence of the Good Reason event. For purposes of this Agreement, “Good Reason” shall mean the occurrence or failure to cause the occurrence, as the case may be, without the Executive’s express written consent, of any of the following circumstances, unless in the case of (a), (e), (f), (g), (h), or (k) below such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 4.4 hereof) and further provided that, in the case of (a) or (b), the Executive shall have the right to require the Board to either approve or reverse the action referred to in (a) or (b) below, as the case may be.

                    (a) Any nonincidental de jure or de facto demotion or diminution of the Executive from the highest position held by the Executive on or after the date hereof (the “Executive’s Highest Position”), including without limitation (i) any nonincidental reduction in the Executive’s authority or responsibility, any nonincidental curtailment of the Executive’s access to management senior to the Executive for ordinary course reporting purposes or any assignment to the Executive of duties inconsistent with the Executive’s Highest Position, or (ii) any failure to re-elect the Executive to the Executive’s Highest Position, including without limitation the title thereof, except in each case in connection with the termination of the Executive’s employment for Cause or Disability or as a result of the Executive’s death, provided that if such event takes place prior to a Change of Control such event shall only be deemed Good Reason if such action is approved by a majority of the directors who are not employed by the Company and who are not relatives (by blood or marriage) of the Executive;

                    (b) In the event a Change of Control has taken place, a failure by the Company to continue any bonus plan in which the Executive is then entitled to participate (the “Bonus Plan”), provided that any such plans may be modified from time to time but shall be deemed terminated if (i) any such plan does not remain substantially in the form in effect prior to such modification and (ii) if plans providing the Executive with substantially similar benefits are not substituted therefor (“Substitute Plans”), or a failure by the Company to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to the potential amount of the bonus and the achievability thereof as the Executive participated, immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans;

                    (c) In the event that the Company’s Bonus Plan is a purely discretionary plan and a Change of Control has taken place, a failure to provide the Executive with a bonus in cash for each fiscal year of the Company ending during the Employment Term and after the Change of Control of the Company at least equal to the highest bonus earned by, or awarded to, the Executive in respect of any of the three fiscal years of the Company ending immediately prior to the Change of Control of the Company or, if higher, for the fiscal year of the Company, in which such Change of Control of the Company occurs;

                    (d) In the event a Change of Control has taken place, a relocation of the Company’s principal executive offices to a location more than 50 miles from the Empire State Building in New York City, New York (the “New York City Metropolitan Area”) or the Company requiring the Executive to be based anywhere other than the New York City Metropolitan Area, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change of Control;

                    (e) In the event a Change of Control has taken place, any material adverse change in the office assignment (based on size, location, furnishings and other appointments) or secretarial and other support accorded to Executive at the time the Executive held the Executive’s Highest Position;

                    (f) In the event a Change of Control has taken place, a failure by the Company to continue in effect any benefit plan or arrangement (including any pension, profit sharing, life insurance, health, accidental death or dismemberment or disability plan) in which the Executive or his dependents is then participating or plans or arrangements which in the aggregate provide the Executive and the Executive’s dependents with substantially similar benefits, or the taking of any action by the Company which would adversely affect the Executive’s and the Executive’s dependents’ participation in or reduce the Executive’s and the Executive’s dependents’ benefits under any of such plans or arrangements or the replacements thereof, providing that the foregoing shall not limit the Company’s right to make changes to comply with applicable laws, provided that the Company shall otherwise compensate the Executive for any loss (including but not limited to tax benefits) to the Executive as a result of such changes and any losses associated with such changes are made to the Executive no later than the applicable Short Term Deferral Date;

                    (g) In the event a Change of Control of the Company has taken place, a failure to permit the Executive to participate in incentive plans and programs, on a basis providing the Executive with the opportunity to receive compensation (without duplication or the amounts under Bonus Plans) equal to the highest level of those provided by the Company to the Executive on an annualized basis under such incentive plans and programs, including without limitation stock option plans and other equity based compensation plans, as in effect within one year prior to the time of the Change of Control of the Company or, if more favorable to the Executive, as in effect at any time thereafter with respect to the Executive or other executives with comparable responsibilities;

                    (h) In the event a Change of Control has taken place, the taking of any action by the Company which would deprive the Executive of any material fringe benefit then enjoyed by the Executive or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is or was entitled in accordance with this Agreement;

                    (i) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring all or substantially all of the Company’s assets;

                    (j) The failure of the Company to pay to the Executive any amounts due under this Agreement within the later of seven (7) days after the due date thereof or seven (7) days after the Executive’s written demand for payment of such amount to the Board;

                    (k) Any material breach by the Company of any provision of this Agreement; or

                    (l) Any purported termination of the Executive’s employment, which is not effected pursuant to the terms and provisions of this Agreement, and, for purposes of this Agreement, no such purported termination shall be effective.

          4.4. Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 4.3 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstances which contribute to the showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than fifteen (15) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the event of a Termination for Good Reason based upon Section 4.3(1), the notice of termination may treat the date of the purported termination as the date of termination.

          4.5. Cause. (a) For purposes of this Agreement, the term “Cause” shall be limited to (i) action by the Executive involving willful malfeasance having a material adverse effect on the Company, (ii) substantial and continuing refusal by the Executive in willful breach of this Agreement to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has substantially and continually refused to perform his duties in willful breach of this Agreement, or (iii) the Executive being convicted of a felony (other than a traffic violation). Notwithstanding anything to the contrary contained in this Section 4.5, any action or refusal by the Executive shall not constitute “Cause” if (i) in good faith, the Executive reasonably believed such action or refusal to act to be in or not opposed to the best interests of the Company, (ii) the Executive shall be entitled, under applicable law or the Certificate of Incorporation or By-Laws of the Company, to be indemnified with respect to such action or refusal, (iii) the Executive’s act, or failure to act, was based upon authority given pursuant to a resolution duly adopted by the Board or pursuant to the direction of a more senior executive, or

(iv) the Executive’s act, or failure to act, was based upon the advice of counsel or special counsel for the Company.

                    (b) The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a Notice of Termination for Cause. For purposes of this Agreement a “Notice of Termination for Cause” shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail. For purposes of this Agreement, no such purported termination of the Executive’s employment shall be effective without such Notice of Termination for Cause. No Notice of Termination for Cause shall be deemed valid if such Notice is given more than one hundred and twenty (120) days after the Company had actual knowledge of the conduct at issue.

5. CONSEQUENCES OF TERMINATION

          5.1. Death. Upon the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement other than those obligations accrued hereunder at the date of his death, including, for this purpose, (i) the Executive’s full Base Salary through the date of death, (ii) any compensation earned but not yet paid, (iii) the product of (x) the annual bonus paid to the Executive for the last full fiscal year of the Company multiplied by (y) a fraction, the numerator of which is the number of days in the current fiscal year during which the Executive was employed by the Company, and the denominator of which is 365 (the “Pro-rated Bonus Obligation”), (iv) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company, (v) any accrued vacation pay not yet paid by the Company and (vi) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans or policies of the Company, including but not limited to the insurance policies required to be maintained pursuant to Section 3 hereof. (Such amounts specified in clauses (i), (ii), (iii), (iv), (v) and (vi) are hereinafter referred to as “Accrued Obligations”). All Accrued Obligations other than under (iv) or (vi) shall be paid to the Executive’s estate or designated beneficiaries, as the case may be, in a lump sum in cash 30 days after the date of death and the amounts under (iv) and (vi), in accordance with the applicable incentive compensation plan or employee benefit plan (including, but not limited to, manner, form and time of payment).

          5.2. Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Executive shall be entitled to (i) all Accrued Obligations, and (ii) an amount equal to three (3) years of the Executive’s Base Salary (less the projected amount the Executive would be entitled to receive under the Long Term Disability Plan during the three (3) year period immediately following the termination date assuming he remained Disabled), and an amount equal to seventy-two (72) times the then monthly COBRA premium), both, subject to Section 9, paid to the Executive in a lump sum 30 days from the date of the Executive’s termination of employment. In addition, the Executive shall for three years after such termination continue to be covered by the Company for life insurance as if he was an active employee and shall be given access to health coverage by the Executive paying monthly an amount equal to the COBRA premium for such coverage. The Executive shall also be entitled to amounts due him under the Company’s Long Term Disability Plan.

          5.3. Termination for Good Reason or Without Cause. If the Executive’s employment with the Company is terminated by the Executive for Good Reason during the Employment Term or the Executive’s employment with the Company is terminated by the Company Without Cause, or the employment relationship is terminated by nonrenewal by the Company pursuant to Section 1.2, then the Company shall, subject to Section 9, pay and provide, as the case may be, to the Executive the following payments and benefits upon such termination:

                    (a) The Company shall pay the Executive Accrued Obligations. All Accrued Obligations other than under Section 5.1 (iv) or (vi) shall be paid to the Executive in a lump sum in cash 30 days after the date of termination and the amounts under Section 5.1 (iv) and (vi), in accordance with the applicable incentive compensation plan or employee benefit plan (including, but not limited to, manner, form and time of payment).

                    (b) The Company shall pay to the Executive as severance pay, in a lump sum 30 days after the date of termination:

                              (i) a lump sum in an amount equal to three (3) times the Executive’s Base Salary;

                              (ii) a lump sum in an amount equal to the product of (A) the annual bonus paid by the Company to the Executive for the last fiscal year of the Company ending prior to the date of termination multiplied by (B) three; and

                              (iii) a lump sum in an amount equal to seventy-two (72) times the then monthly COBRA premium and thirty-six (36) times the monthly long term disability premium.

                              (iv) with respect to each incentive pay plan (other than stock option or other equity plans and the annual bonus plan) of the Company (or its Subsidiary) in which the Executive participated at the time of termination, a lump sum amount equal to the amount the Executive would have earned if he had continued employment for three (3) additional years and achieved all criteria under the incentive plans for the target award provided thereunder.

                              (v) a lump sum in an amount equal to the product (A) the annual amount deferred by the Executive for the last calendar year ending prior to the date of termination multiplied by (B) three; and

                    (c) In addition, the Executive shall for three (3) years after such termination continue to be covered by the Company for life insurance as if he was an active employee and shall be given access to health coverage by the Executive paying monthly an amount equal to the COBRA premium.

                    (d) To the extent the additional three (3) years service time would qualify the Executive for any additional benefits under any such Company medical plan or Company life insurance plan, such as retiree health or life insurance coverage (beyond that covered above), as additional severance pay, such life insurance coverage and additional benefits shall be provided in accordance with (c) above and under (b)(iii) above the Executive shall receive an additional lump sum equal to three (3) times the then COBRA premium multiplied by the actual additional projected months of such coverage period.

                    (e) Stock Option and Restricted Stock Plans. To the extent permitted under the terms of the applicable stock option or restricted stock plan, any stock options that would vest in the three (3) years after termination and any restricted stock that would become nonforfeitable in such three (3) year period shall immediately vest or become nonforfeitable, as the case may be, and the exercise period of any stock options shall be extended as if the Executive remained employed until the end of such additional three (3) years.

                    (f) Deferred Compensation Plan. To the extent permitted under the terms of the Company’s deferred compensation plan, any amount deferred subject to vesting shall immediately vest and become immediately payable to the Executive.

          5.4. Termination With Cause or Voluntary Termination Prior to One Year After a Change of Control. If the Executive is terminated With Cause or voluntarily terminates employment without Good Reason other than after one year after a Change of Control, the Executive shall receive only Base Salary through the date of his termination and any amounts then accrued and unpaid within 30 days from the date of termination. Benefits and rights under any benefit deferred or incentive plan shall be paid or retained in accordance with the terms of such plan, which shall be in compliance with Code Section 409A.

          5.5. Voluntary Termination. If, and only if, (i) a Change of Control of the Company shall occur and (ii) the Executive continues to be employed by the Company during the one year period following the date of the Change of Control of the Company (the “Post Change Period”), then, notwithstanding anything to the contrary contained in this Agreement, the Executive may elect at any time following the Post Change Period to terminate, for any reason or no reason whatsoever, the Employment Term, on at least two weeks prior written notice. If, after the Post Change Period, the Executive terminates the Employment Term for any reason other than one constituting Good Reason (which shall be covered by Section 5.3 above), then and in such event, the Company shall pay to the Executive in lieu of any and all other rights of the Executive hereunder to severance benefits, the Accrued Obligations plus, in a lump sum thirty (30) days after the date of such termination (subject to Section 9) an amount equal to one-half of the Base Salary due the Executive during the remaining portion of the Employment Term.

          5.6. Prior Reduction. For purposes of this Section 5, in the event that any compensation, rights or benefits (or the methods of calculating the same) to which the Executive was entitled prior to the date of termination of employment were at any time within one (1) year prior to the date of termination reduced or terminated without his express written consent, then that item of compensation, right or benefit (or the method of calculating the same) to which the Executive is entitled under this Section shall be the compensation, right, benefit or method in effect prior to such reduction. Notwithstanding anything to the contrary contained herein, no provision hereof shall result in any actual additional vesting or benefits within any plan qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

6. CONFIDENTIAL INFORMATION, NON-COMPETITION, INVENTIONS, ETC.

                    (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge or known within the Company’s industry other than through improper disclosure by the Executive. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or upon the advice of counsel, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

                    (b) During the Employment Term and, if the Employment Term ends prior to a Change of Control, for a period of one (1) year after the termination or expiration thereof, the Executive will not directly or indirectly:

                         (i) as an individual proprietor, partner, stock-holder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than three percent (3%) of the total outstanding stock of a publicly held company), engage in the business (the “Restricted Business”) of developing, producing, marketing, selling or performing products or services developed or being developed, produced, marketed, sold or performed by the Company while the Employee was employed by the Company (provided that following the expiration or termination of the Employment Term, (x) the Executive may act as an employee of or consultant to a person or entity which engages in the Restricted Business so long as the Employee does not himself engage in or assist the person or entity in engaging in the Restricted Business by virtue of such employment or consulting relationship; (y) the Executive may serve as a senior executive in a corporation or other entity that has a division or subsidiary that reports to the Executive and that engages in the Restricted Business if the Executive is no more than nominally involved in the day-to-day operations or business practices of such division or subsidiary; and (z) the Executive may provide investment banking services to corporations or other entities engaged in the Restricted Business relating to financing, mergers, acquisitions and dispositions; or

                         (ii) recruit, solicit or induce, or attempt to induce, any non-clerical employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                         (iii) divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts of the Company which were contracts, solicited or served by the Executive while employed by the Company.

                    (c) If any restriction set forth in Section 6(b) above is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic are, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                    (d) The restrictions contained in Sections 6(a), (b) and (i) are necessary for the protection of the business and goodwill of the Company because of the trade secrets within the Executive’s knowledge and are considered by the Executive to be reasonable to such purpose. The Executive agrees that any breach of Sections 6(a), (b) or (i) will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. In no event shall an asserted violation of the provisions of Sections 6(a), (b) or (i) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                    (e) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the company which are made, conceived, reduced to practice, created, written, designed or developed by the Executive, solely or jointly with others and whether during normal business hours or otherwise, during his employment by the Company pursuant to this Agreement (“Inventions”), shall be the sole property of the Company. The Executive hereby assigns to the Company all such Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any office of the Company as his duly authorized attorney, but without any out-of-pocket expense to the Executive, to execute, file, prosecute and protect the same before any government agency, court or authority. The Executive hereby waives all claims to moral or similar rights in any Invention. Upon the request of the Company and at the Company’s expense, the Executive shall execute such further assignments, documents and other instruments as maybe necessary or desirable to fully and completely assign all such Inventions to the company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Invention.

                    (f) The Executive shall promptly disclose to the Company all such Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by the Company) to document the conception and/or first actual reduction to practice of any such Invention. Such written records shall be available to and remain the sole property of the Company at all times.

                    (g) Upon termination of this Agreement or at any other time upon request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company.

                    (h) The Executive represents that the Executive’s employment by the Company and the performance by the Executive of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the

Company, and the Company shall not request that the Executive disclose, and trade secrets or confidential or proprietary information of any other party.

                    (i) The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. If the Executive’s duties hereunder will require disclosures to be made to him subject to such obligations and restrictions, the Executive agrees to be bound by them and to take all action necessary to discharge the obligations of the Company under such agreements.

7. NO MITIGATION; NO SET-OFF

          The Company agrees that if the Executive’s employment with the Company is terminated during the Employment Term for any reason whatsoever, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.

8. GROSS-UP

          8.1. Gross-up Payment. In the event that the Executive shall become entitled to the payments and/or benefits provided by Section 5 or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Code Section 280G(b)(2) or any person affiliated with the Company or such person) (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”), imposed by Section 4999 of the Code (as any similar tax that may hereafter be imposed), the Company shall, subject to Section 9, pay to the Executive at the time specified in Section 8.4 below an additional amount (the “Gross-up Payment”), such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this Section 8.1, but before deduction for any federal, state or local income tax on the Company Payments, shall be equal to the Company Payments. Payments of any tax reimbursements under this Section 8.1 shall be made by the end of the calendar year following the calendar year in which the Executive remits the related taxes.

          8.2. Method of Calculation. For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (a) the Total Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280(G) of the Code.

          8.3. Reimbursement. For purposes of determining the amount of the Gross-up Payment, the Executive shall be treated as paying federal income taxes at his actual tax rate for federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at his actual rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s good faith claim for refund or credit is denied. Furthermore, to the extent any repayment of such amount would be in violation of the Sarbonne Oxley Act, there shall be no such obligation of repayment.

          In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

          8.4. Date of Payment. Subject to Section 9, the Gross-up Payment or portion thereof provided for in Section 8.3 above shall be paid not later than the thirtieth day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 8.3 hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax.

          8.5. Expenses. The Company shall be responsible for all charges of the Accountant, which the Company shall pay prior to the applicable Short Term Deferral Date after the charges are incurred.

9. SECTION 409A OF THE CODE

          9.1. Section 409A. It is intended that the provisions of this Agreement comply with Code Section 409A or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

          9.2. Installments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

          9.3. Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

          9.4. Specified Employee. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

          (a) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death; and

          (b) On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 9 with interest at the prime rate as published in the Wall Street Journal on the first business day of the delay period (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay), shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section 9.4 shall be made to the Executive.

          9.5. Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

          9.6. Payment Period. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within forty (40) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

          9.7. Compliance. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to comply with Code Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

          9.8. Other Plans and Agreements. The Company agrees that it will maintain this agreement and all other plans and programs in which the Executive participates in compliance with Code Section 409A and administer them accordingly.

10. NOTICES

          All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Enzo Biochem, Inc. 60 Executive Blvd. Farmingdale, NY 11735 Attention: Chief Executive Officer

with a copy to each outside director of the Company at either home or business address as indicated in the records of the Company.

To the Executive:

At the last address on the books of the Company

Any such notice or communication shall be delivered personally or be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time). Notice shall be deemed given upon receipt if delivered personally or three (3) days after mailing or mailed as aforesaid. Either party may change his or its address for notices under this Agreement by sending a notice of such new address in the manner set forth in this Section.

11. SEPARABILITY

          If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

12. LEGAL FEES, INTEREST

          In the event the Executive collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through a lawyer or lawyers, the Company shall pay all costs of such collection or enforcement, including reasonable legal fees and other fees and expenses which the Executive may incur. The Company shall pay to the Executive interest at the prime rate as announced from time to time by Citibank, N.A. all or any part of any amount to be paid to the Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter. Any such interest shall be paid to the Executive together with the underlying amount. Any costs of collection due to the Executive under this Section 12 shall be paid no later than the Short Term Deferral Date for the year in which a court or arbitrator directs payment of the amounts due, or if settled without such direction, the year of such settlement.

13. SUCCESSORS; BINDING AGREEMENT

                    (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or other-wise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                    (b) The Company may not assign this Agreement except in connection with, and to the acquiror of, all or substantially all of the business or assets of the Company.

                    (c) This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is not such designee, to his estate.

14. MISCELLANEOUS

          No provision of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions of conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are note expressly set forth in this Agreement.

15. ARBITRATION

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company shall pay all costs of the American Arbitrator Association and the arbitrator. Notwithstanding the foregoing, the Executive shall be entitled to seek specific performance from a court of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement and the Company shall have the right to obtain injunctive relief from a court pursuant to Section 6(d) hereof.

16. ENTIRE AGREEMENT

          Subject to Section 16, this Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter hereof, including but not limited to the Existing Employment Agreement, provided that the foregoing shall supplement and not supersede any previous agreements, assignments or other instruments with regard to Inventions.

17. NON-EXCLUSIVITY OF RIGHTS

          Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have .under any other agreement (other than the Existing Employment Agreement and any other currently existing agreement as to employment or severance from employment) with the Company or any of its affiliated companies, provided that to the extent the Executive is entitled to receive any amounts hereunder, he shall not be entitled to any amounts under any other severance plan. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under the plan or program of the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan or program..

18. GOVERNING LAW

          This Agreement shall be construed, interpreted, and governed in accordance with the laws of New York, without reference to rules relating to conflicts of law.

********

          IN WITNESS WHEREOF, the Company has caused this Amended and Restated Agreement to be duly executed and the Executive has hereunto set his hand, this 4th day of December, 2008.

ENZO BIOCHEM, INC.

By:	/s/ Elazar Rabbani

Chief Executive Officer

Executive:	/s/ Barry W. Weiner

President